Exhibit (h)(2)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Undertaking to Reimburse

Selected Fund Expenses and Waive Selected Fees

NOTIFICATION made as of June 30, 2016 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO TRUST, a Massachusetts business trust (the “Trust”).

WHEREAS, the Advisor has historically paid for some of the operating expenses of the series of the Trust (the “Funds”); and

WHEREAS, the Advisor has historically waived some or all of the management and shareholder service fees charged by Funds that invest in other Funds in order to prevent the double payment of such fees; and

WHEREAS, the Advisor wishes to simplify those expense reimbursement undertakings and combine them into one document.

NOW, THEREFORE, the Advisor hereby notifies the Trust that, provided that the fee rates set forth in (i) the Management Contracts between each Fund and the Advisor and (ii) the Amended and Restated Servicing and Supplemental Support Agreement between the Trust and the Advisor remain unchanged, the Advisor shall, as set forth below, pay a portion of the expenses of the Funds through June 30, 2017 (and any subsequent periods as may be designated by the Advisor by notice to the Trust).

Operating Expense Reimbursement

For all Funds listed on Exhibit A

The Advisor will reimburse each Fund listed on Exhibit A for its “Specified Operating Expenses” (as defined below).

For GMO Emerging Countries Fund, GMO Global Bond Fund, GMO Resources Fund and GMO Special Opportunities Fund

The Advisor will reimburse each Fund for the portion of its “Specified Operating Expenses” (as defined below) that exceed the percentage of the Fund’s average daily net assets (the “Operating Expense Limitation”) set forth in the table below.

Fund	Operating Expense Limitation
GMO Emerging Countries Fund	0.35%
GMO Global Bond Fund	0.06%
GMO Resources Fund	0.10%
GMO Special Opportunities Fund	0.10%

Specified Operating Expenses

As used in this Notification, subject to the exceptions noted below, “Specified Operating Expenses” means: audit expenses, fund accounting expenses, pricing service expenses, expenses of non-investment related tax services, transfer agency expenses, expenses of non-investment related legal services provided to the Funds by or at the direction of the Advisor, federal securities law filing expenses, printing expenses, state and federal registration fees and custody expenses. In the case of GMO Emerging Markets Fund, “Specified Operating Expenses” does not include custody expenses; in the case of GMO Emerging Domestic Opportunities Fund, “Specified Operating Expenses” only includes custody expenses to the extent that they exceed 0.10% of the Fund’s average daily net assets; and in the case of GMO GAAR Implementation Fund, “Specific Operating Expenses” only includes custody expenses to the extent that they are non-emerging market custody expenses.

Management Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund1) that pays the Advisor a management fee, the Advisor will waive or reduce the Fund’s management fee, but not below zero, to the extent necessary to offset the management fees paid to the Manager that are directly or indirectly borne by the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

Shareholder Service Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund2) that charges a shareholder service fee, the Advisor will waive or reduce the shareholder service fee charged to holders of each class of shares of the Fund, but not below zero, to the extent necessary to offset the shareholder service fees directly or indirectly borne by the class of shares of the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

In addition, the Advisor will waive the shareholder service fees charged to holders of each class of shares of GMO Emerging Markets Fund listed below, but not below zero, to the

[1]	GMO Benchmark-Free Allocation Fund’s management contract contains a contractual management fee reduction.
[2]	The Trust’s Amended and Restated Servicing and Supplemental Support Agreement contains a contractual shareholder service fee reduction for GMO Benchmark-Free Allocation Fund.

extent necessary to prevent the shareholder service fees borne by each class from exceeding the specified percentage of the class’s average daily net assets (the “Shareholder Service Fee Expense Limitation”) set forth below.

Class	Shareholder Service Fee Expense Limitation
II	0.20%
III	0.15%
IV	0.10%
V	0.05%
VI	0.02%

Miscellaneous

In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.

Please be advised that all previous notifications by the Advisor with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

IN WITNESS WHEREOF, the Advisor has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel

Exhibit A

U.S. Equity Allocation Fund

Quality Fund

SGM Major Markets Fund

International Large/Mid Cap Equity Fund

International Equity Fund

Foreign Fund

Foreign Small Companies Fund

International Small Companies Fund

Emerging Markets Fund

Tax-Managed International Equities Fund

Developed World Stock Fund

Core Plus Bond Fund

Currency Hedged International Bond Fund

Alpha Only Fund

U.S. Treasury Fund

Asset Allocation Bond Fund

Benchmark-Free Allocation Fund

International Equity Allocation Fund

Global Asset Allocation Fund

Global Equity Allocation Fund

Debt Opportunities Fund

World Opportunity Overlay Fund

Strategic Opportunities Allocation Fund

Global Developed Equity Allocation Fund

International Developed Equity Allocation Fund

High Quality Short-Duration Bond Fund

Emerging Domestic Opportunities Fund

Benchmark-Free Fund

Implementation Fund

Risk Premium Fund

GAAR Implementation Fund